FORM OF OPINION OF COUNSEL

October 11, 2001

GAS AND OIL TECHNOLOGIES, INC.
6320 CANOGA AVE. #1500
WOODLAND HILLS, CA. 91367

Gentlemen:

I have acted as counsel for Gas and Oil Technologies, Inc. in connection with the transactions contemplated thereby.

In connection with this opinion and our representation, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

The Articles of Incorporation and the Bylaws of Gas and Oil Technologies, Inc.

Certificates issued by the Secretary of State of the State of Delaware certifying the good standing of Borrower;

Such other documents, records, and certificates as we have deemed necessary or appropriate as a basis for the opinions hereafter expressed.

In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified, facsimile, telecopied or photostatic copies thereof. As to certain matters of fact material to our opinion, we have relied upon the Officer Certificate and upon your representations in the Transaction Documents.

As used in this opinion, the expression "to the best of our knowledge," means the actual present knowledge or belief. I have not undertaken any independent investigation to determine the existence or nonexistence of other facts, and no reference as to our knowledge of the existence or nonexistence of other facts should be drawn from the fact of this firm's representation.

Based upon and subject to the foregoing and subject to the qualifications contained herein, I am of the opinion that:

(a) Gas and Oil Technologies, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Borrower has the requisite corporate power and authority to execute, deliver and perform the Transaction. All action on the part of Borrower, its directors and to shareholders necessary for the authorization, execution, delivery and performance of the Transaction Documents, has been taken. The Transaction Documents have been duly executed and delivered by an authorized officer of the company.

(c) The execution, delivery and performance of the Transaction Documents do not conflict with or violate any provision of the companies Articles of Incorporation or Bylaws or of applicable law and, to the best of our knowledge, do not conflict with or constitute a default under any provision of any judgment, writ, decree, order or material agreement, indenture, or instrument to which the company is a party or by which it is bound.

(d) The Transaction Documents constitute legal, valid and binding obligations of the company, enforceable in accordance with their respective terms. Except for __________, to our knowledge, no filing need be made with any governmental authority with respect to the Transaction Documents in connection with an exemption from state usury laws or to connection with any other matter.

(e) [The Common Stock issuable have been duly authorized and reserved for issuance and when issued in accordance with the terns of the Warrant, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following additional qualifications, assumptions, limitations and exceptions:

(A) The effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally.

(B) Limitations imposed by general equitable principles upon the specific enforceability of any of the provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies.

(C) I express no opinion as to the enforceability of any choice of law provision in the documents.

(D) I express no opinion as to the compliance or noncompliance with applicable antifraud statutes under the rules and regulations of state and federal securities laws concerning the issuance of the common stock.

(E) I express no opinion herein concerning any law other than the law of the State of California and the federal laws of the United States of America. In that regard, we note that the Transaction Documents provide that they an governed by the laws of the State of California. The opinions expressed herein concerning the validity, binding effect, and enforceability of the Transaction Documents are intended to express our views on those matters.

This opinion is furnished to you solely for your benefit and may not be relied upon by any other person without our prior written consent, which consent shall not be unreasonably withheld or delayed.

Very truly yours,

/s/ John M. Williamson, Esq.
John M. Williamson, Esq.